Exhibit 16.1

August 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Integrated Brand Solutions, Inc.
Commission File Number 000-50331

We have read the statements that we understand Integrated Brand Solutions, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Malone & Bailey, PLLC
Malone & Bailey, PLLC